EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
SigmaTron International, Inc.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166210) of SigmaTron International, Inc. of our report dated July 16, 2010 relating to the consolidated financial statements which appear in this Form 10K.
/s/ BDO USA, LLP
Chicago, Illinois
July 16, 2010